

<ARTICLE>                     5
<LEGEND>
This schedule  contains summary  information extracted  from Krupp Realty Fund 4
Financial  Statements for the six months ended June 30, 2000 and is qualified in it's entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                        6-MOS
<FISCAL-YEAR-END>                              DEC-31-2000
<PERIOD-START>                                 JAN-01-2000
<PERIOD-END>                                   JUN-30-2000
<CASH>                                             982,116
<SECURITIES>                                             0
<RECEIVABLES>                                       11,590   <F1>
<ALLOWANCES>                                             0
<INVENTORY>                                              0
<CURRENT-ASSETS>                                   612,125
<PP&E>                                          36,203,325   <F2>
<DEPRECIATION>                                 (25,826,261)  <F3>
<TOTAL-ASSETS>                                  11,982,895
<CURRENT-LIABILITIES>                              710,898
<BONDS>                                         16,380,039   <F4>
<PREFERRED-MANDATORY>                                    0
<PREFERRED>                                              0
<COMMON>                                                 0
<OTHER-SE>                                      (5,108,042)  <F5>
<TOTAL-LIABILITY-AND-EQUITY>                    11,985,895
<SALES>                                                  0
<TOTAL-REVENUES>                                 3,627,323   <F6>
<CGS>                                                    0
<TOTAL-COSTS>                                            0
<OTHER-EXPENSES>                                 2,623,176   <F7>
<LOSS-PROVISION>                                         0
<INTEREST-EXPENSE>                                 769,108
<INCOME-PRETAX>                                          0
<INCOME-TAX>                                             0
<INCOME-CONTINUING>                                      0
<DISCONTINUED>                                           0
<EXTRAORDINARY>                                      1,697   <F8>
<CHANGES>                                                0
<NET-INCOME>                                       233,342   <F9>
<EPS-BASIC>                                            0   <F9>
<EPS-DILUTED>                                            0   <F9>

<F1> Includes all receivables grouped in "prepaid expenses and  other assets" on the Balance Sheet.
<F2> Multi-family complexes  of  $35,855,726 and  deferred  expenses of $347,599.
<F3> Accumulated  depreciation of $25,505,751  and accumulated  amoritization of deferred expenses of $320,510.
<F4> Represents mortgage notes payable.
<F5> Represents total  deficit of  the General  Partners and Limited Partners of
     ($309,633) and ($4,798,409), respectively.
<F6> Includes all revenue of the Partnership.
<F7> Includesoperating expenses of $1,402,876, real estate taxes of $421,768 and depreciation and amortization of $798,532.
<F8> Includes minority interest of ($1,697).
<F9> Net  income  allocated  $2,333 to the General  Partners and $231,009 to the
     Limited Partners. Average net income per Unit of Limited Partners interest is $7.39 on 30,000 Units outstanding

